Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlying: S&P 500 ® Index (“SPX”) Pricing date: December 20, 2019 Valuation date: December 20, 2024 Maturity date: December 26, 2024 Reset buffer value : 85% of the initial underlying value Buffer percentage: 15% Reset event: A reset event will occur if the underlying closes below the reset buffer value on any day during the first 18 months of the security Upside buffer value : • If a reset event has not occurred: the initial underlying value • If a reset event has occurred: the reset buffer value Maximum return at maturity: • If a reset event has not occurred: $500 per security (50% of the stated principal amount) • If a reset event has occurred: $650 per security (65% of the stated principal amount) The payment at maturity per security will not exceed the stated principal amount plus the maximum return at maturity. CUSIP / ISIN: 17327TJS6 / US17327TJS69 Initial underlying value: The closing value of the underlying on the pricing date Final underlying value: The closing value of the underlying on the valuation date Underlying upside return : (Final underlying value – upside buffer value ) / initial underlying value Underlying downside return: (Final underlying value – initial underlying value) / initial underlying value Return amount: $1,000 × the underlying upside return Payment at Maturity: • If the final underlying value is greater than the upside buffer value: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value is less than the initial underlying value by an amount less than or equal to the buffer percentage: $1,000 • If the final underlying value is less than the initial underlying value by an amount greater than the buffer percentage: $1,000 + [$1,000 × (the underlying downside return + the buffer percentage)] If the final underlying value is less than the initial underlying value by an amount more than the buffer percentage, you will lose 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated November 29 , 2019 *The hypothetical diagram is zoomed in for legibility and thus does not show the minimum payment possible at maturity. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 5 Year Buffer Securities with Upside Reset Linked to SPX Hypothetical Payment at Maturity * Hypothetical Percent Change from Initial to Final Underlying Value If a Reset Event Has Not Occurred If a Reset Event Has Occurred Hypothetical Security Return Hypothetical Payment at Maturity Hypothetical Security Return Hypothetical Payment at Maturity D 100.00% 50.00% $1,500.00 65.00% $1,650.00 75.00% 50.00% $1,500.00 65.00% $1,650.00 65.00% 50.00% $1,500.00 65.00% $1,650.00 50.00% 50.00% $1,500.00 65.00% $1,650.00 C 40.00% 40.00% $1,400.00 55.00% $1,550.00 20.00% 20.00% $1,200.00 35.00% $ 1,350.00 10.00% 10.00% $1,100.00 25.00% $ 1,250.00 B 0.00% 0.00% $1,000.00 15.00% $ 1,150.00 - 15.00% 0.00% $1,000.00 0.00% $1,000.00 A - 25.00% - 10.00% $900.00 - 10.00% $900.00 - 50.00% - 35.00% $650.00 - 35.00% $650.00 - 100.00% - 85.00% $150.00 - 85.00% $150.00 If a Reset Event Has Occurred A B C D If a Reset Event Has Not Occurred A B/C D

Selected Risk Considerations • You may lose a significant portion of your investment . If the final underlying value is less than the initial underlying value by an amount greater than the buffer percentage, you will lose 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. • Your potential return on the securities is limited to the maximum return at maturity. • The securities do not pay interest. • You will not receive dividends or have any other rights with respect to the underlying. • Your payment at maturity depends on the closing value of the underlying on a single day. • The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 224495 and 333 - 224495 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.